Exhibit 99.1

News Release

Investor Contact:

Scott Morris

+1 859.519.3622

smorris@rhinolp.com

RHINO RESOURCE PARTNERS ANNOUNCES INITIAL SALES
CONTRACT FOR PENNYRILE PROPERTY, PROVIDES AN
OPERATIONAL UPDATE AND ANNOUNCES CONFERENCE CALL

LEXINGTON, KY (January 30, 2013) — Rhino Resource Partners LP (NYSE: RNO) (“Rhino”) today is pleased to announce the signing of a multi-year coal sales contract for its Pennyrile property in western Kentucky and plans to begin construction of the mine.  For an update on the Pennyrile project, please see a presentation posted to Rhino’s investor relations website at www.rhinolp.com.

Pennyrile

•                  Signed multi-year initial sales contract with a regional utility customer for 800,000 tons per year and anticipate additional contracts in the near future, which demonstrates the high demand for this quality coal.

•                  Initial earthwork development scheduled to begin in Q1 2013 with production targeted to commence in mid-2014.

•                  Large contiguous reserve with 32.5 million tons of fully permitted proven and probable reserves under lease, with opportunity to add an additional 15 million tons.

•                  Located directly on navigable Green River in western Kentucky, which provides unique low cost access to large customer base, including export markets.

•                  Anticipate cash expenditures of up to $17 million in 2013 and $22 million in 2014 to develop the mine to initial production of 800,000 tons per year by 2015. Additional capital expenditures of $23 million are expected to increase production to 2 million tons per year by 2017.

•                  Rhino anticipates this project will generate long term, stable and predictable cash flows similar to its Hopedale and Castle Valley operations.

Utica Shale Oil and Gas

•                  Rhino co-invested with Wexford Capital and Gulfport Energy (“Gulfport”), with Gulfport acting as the operator, and Rhino currently has a 5% interest in a portfolio of approximately 128,000 gross acres (6,400 net acres).

•                  Three wells are currently producing and Rhino recorded its initial proportionate revenue in December 2012.

•                  The average initial production rate of the first nine wells drilled by Gulfport was 3,849 BOEPD consisting of 787 barrels of condensate per day, 10.85 MMCF of natural gas per day and 1,253 barrels of NGLs (see note (1) in table below).

•                  Announced test results of Gulfport’s Utica wells are listed in the following table.

		Production mix
Well	IP Rate (Boe/d) (1)	Oil	Gas	NGLs
Wagner 1-28H (active producing)	4,650	9%	50%	41%
Boy Scout 1-33H (active producing)	3,456	45%	26%	29%
Groh 1-12H	1,935	61%	20%	19%
Shugert 1-1H	4,913	3%	56%	41%
Ryser 1-25H	2,914	51%	27%	22%
BK Stephens 1-14H	3,007	41%	34%	25%
Shugert 1-12H	7,482	4%	57%	39%
Clay 1-4H	2,226	34%	32%	34%
Stutzman 1-14H	4,060	—	77%	23%

Source: Gulfport Energy Corporation

(1) Assumes full ethane recovery

Operations Update and Conference Call

In addition, Rhino is providing an operational update of its fourth quarter activities.  Rhino will host a conference call and webcast for investors and analysts to discuss its operational update for the quarter on Thursday, January 31, 2013, at 11:00 am (ET).

Participants should call 800-573-4840 (United States/Canada) or 617-224-4326 (International) and utilize the confirmation code 57157356. A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call 888-286-8010 (United States/Canada) or 617-801-6888 (International) and enter confirmation code 30715486. The recording will be available from 1:00 pm (ET) on Thursday, January 31, 2013 through Thursday, February 7, 2013 at 11:59 p.m. (ET). A live broadcast of the earnings conference call will also be available via the Internet at www.rhinolp.com under ‘Investor Relations’. The webcast will be archived on the site for one year.

Northern Appalachia

•                  Northern Appalachia operations produced 461 thousand tons of steam coal during the fourth quarter.  Coal sales were 468 thousand tons and limestone sales totaled 96 thousand tons.

•                  Rhino’s Hopedale sales remain fully contracted through 2014.

•                  Rhino’s Sands Hill operation has reduced its production schedule to align 2013 production with committed sales.

Central Appalachia

•                  Rhino has completed contract negotiations with its metallurgical coal customers for delivery of approximately 380 thousand met coal tons during 2013.

•                  During the quarter, Central Appalachia operations produced 384 thousand tons of steam coal and 79 thousand tons of met coal.  Met coal sales totaled 122 thousand tons and steam coal sales were 349 thousand tons.

•                  During the fourth quarter, lessees at Rhino’s Elk Horn operation produced approximately 576 thousand tons from its properties.

•                  One of Rhino’s operations in eastern Kentucky received a reclamation award sponsored by the Kentucky Department for Natural Resources and the Kentucky Coal Association in recognition of the best reclamation in their respective region.

Rhino Western

•                  Rhino’s Castle Valley operation produced 230 thousand tons and sold 242 thousand tons during the fourth quarter.

•                  Castle Valley’s sales remain fully contracted through 2014.

Eastern Met

•                  Rhino Eastern produced 54 thousand tons of met coal during the fourth quarter and sales were 33 thousand tons.

•                  Normal operations have continued at the Rhino Eastern joint venture with Patriot Coal Corporation, although weak market conditions have negatively affected met coal sales from this operation.

Guidance

•                  Based on currently contracted sales, Rhino anticipates the following for the full year 2013, with additional sales providing potential upside:

2013
	Coal Operations	Oil and Gas	Total
(in millions)
For:
Adjusted EBITDA (1)	$50 - $60	$10 - $20	$60 - $80
Maintenance Capital Expenditures	$10 - $15	—	$10 - $15
Expansion Capital Expenditures	$16 - $19	$15 - $20	$31 - $39
Interest Expense	—	—	$7
Cash Available for Distribution	—	—	$43 - $58
Production*	3.7 - 4.3	—	3.7 - 4.3
Sales*	3.7 - 4.3	—	3.7 - 4.3

*                 Guidance for production tons and sale tons includes 51% of expected activity from Rhino Eastern

•                  Rhino is also providing updated guidance for the full year 2012:

	Updated 2012	Previous 2012
(in millions)
For:
Revenue	$348 - $353	$320 - $340
Net Income	$38 - $42	$33 - $43
Adjusted EBITDA (1)	$85 - $90	$80 - $90
Maintenance Capital Expenditures	$16 - $18	$15 - $18
Production	4.5 - 4.7	4.2 - 4.5
Sales	4.5 - 4.7	4.3 - 4.6

(1) Refer to “Reconciliations of Adjusted EBITDA” included later in this release for reconciliations to the most directly comparable GAAP financial measures

About Rhino Resource Partners LP

Rhino Resource Partners LP is a growth-oriented limited partnership.  Rhino produces metallurgical and steam coal in a variety of basins throughout the United States, it leases coal through its Elk Horn subsidiary, and it owns oil and gas acreage in the Utica and Cana Woodford plays.

Forward Looking Statements

Except for historical information, statements made in this press release are “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Rhino expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements are based on Rhino’s current expectations and beliefs concerning future developments and their potential effect on Rhino’s business, operating results, financial condition and similar matters.  While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Rhino will be those that Rhino anticipates.  Whether actual results and developments in the future will conform to expectations is subject to significant risks, uncertainties and assumptions, many of which are beyond Rhino’s control or ability to predict. Therefore, actual results and developments could materially differ from Rhino’s historical experience and present expectations and what is expressed, implied or forecast in these forward-looking statements.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following: decline in coal prices, which depend upon several factors such as the supply of domestic and foreign coal, the demand for domestic and foreign coal, governmental regulations, price and availability of alternative fuels for electricity generation and prevailing economic conditions; increased competition in global coal markets and declines in demand for coal; current and future environmental laws and regulations which could materially increase operating costs or limit Rhino’s ability to produce and sell coal; extensive government regulation of mine operations, especially with respect to mine safety and health, which imposes significant actual and potential costs; difficulties in obtaining and/or renewing permits necessary for operations; a variety of operating risks, such as unfavorable geologic conditions, natural disasters, mining and processing equipment unavailability and failures and unexpected maintenance problems and accidents, including fire and explosions from methane; fluctuations in transportation costs or disruptions in transportation services could increase competition or impair Rhino’s ability to supply coal; a shortage of skilled labor; increases in raw material costs, such as steel, diesel fuel and explosives; Rhino’s ability to acquire replacement coal reserves that are economically recoverable; inaccuracies in Rhino’s estimates of coal reserves and non-reserve coal deposits; existing and future laws and regulations regulating the emission of sulfur dioxide and other compounds could affect coal consumers and as a result reduce demand for coal; federal and state laws restricting the emissions of greenhouse gases; Rhino’s ability to acquire or failure to maintain, obtain or renew surety bonds used to secure obligations to reclaim mined property; Rhino’s dependence on a few customers and its ability to find and retain customers under favorable supply contracts; changes in consumption patterns by utilities away from the use of coal, such as resulting from low natural gas prices; disruption in supplies of coal produced by contractors operating Rhino’s mines; defects in title in properties that Rhino owns or losses of any of Rhino’s leasehold interests; increased labor costs or work stoppages; the ability to retain and attract senior management and other key personnel; and assumptions underlying reclamation and mine closure obligations are materially inaccurate.

Other factors that could cause Rhino’s actual results to differ from its projected results are described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof.  Rhino undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

# # #

Reconciliations of Adjusted EBITDA

The following tables present reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures for each of the periods indicated (note: DD&A refers to depreciation, depletion and amortization).  Rhino management believes the presentation of Adjusted EBITDA that includes the proportionate share of DD&A and interest expense for Rhino Eastern is appropriate since the Partnership’s portion of Rhino Eastern’s net income that is recognized as a single line item in its financial statements is affected by these expense items.  Since Rhino does not reflect these proportionate expense items of DD&A and interest expense in its consolidated financial statements, management believes that the adjustment for these expense items in the Adjusted EBITDA calculation is more representative of how management reviews the results of the Partnership and provides investors with additional information that they can use to evaluate Rhino’s results.

($ in millions)	Year Ending 2013 (est midpoint)	Updated 2012 (est midpoint)	Previous 2012 (est midpoint)
Net income (loss)	$22.0	$40.0	$38.0
Plus:
Depreciation, depletion and amortization (DD&A)	40.0	40.0	39.0
Interest expense	7.0	7.0	6.5
EBITDA	$69.0	$87.0	$83.5
Plus: Rhino Eastern DD&A-51%	1.0	1.0	1.5
Plus: Rhino Eastern interest expense-51%	—	—	—
Adjusted EBITDA	$70.0	$88.0	$85.0